Exhibit 99.1
News Release
PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com

For Release:	Immediately
Date:	August 2, 2010
Contact:	Edward A. Stokx
(818) 244-8080, Ext. 1649
PS Business Parks, Inc. Reports Results for the Second Quarter Ended June 30, 2010 and
a $35.4 Million Asset Acquisition
GLENDALE, California — PS Business Parks, Inc. (NYSE:PSB) reported operating results for the second quarter ended June 30, 2010 and a $35.4 million asset acquisition.
Net income allocable to common shareholders for the three months ended June 30, 2010 was $9.2 million, or $0.37 per diluted share, on revenues of $70.0 million compared to $8.2 million, or $0.39 per diluted share, on revenues of $67.5 million for the same period in 2009. Net income allocable to common shareholders for the six months ended June 30, 2010 was $21.0 million, or $0.85 per diluted share, on revenues of $137.3 million compared to $40.8 million, or $1.98 per diluted share, on revenues of $136.9 million for the same period in 2009.
Revenues for the three months ended June 30, 2010 increased $2.5 million, or 3.7%, over the same period in 2009 as a result of an increase in revenue of $3.4 million from acquired properties partially offset by a decrease in the Company’s Same Park portfolio of $901,000 due to a decrease in rental rates. Net income allocable to common shareholders for the three months ended June 30, 2010 increased $1.1 million over the same period in 2009 primarily due to an increase in net operating income and a reduction in depreciation expense partially offset by the gain on the sale of a parcel of land in Oregon during the second quarter of 2009 and non-cash distributions of $2.4 million associated with preferred equity redemptions during the second quarter of 2010.
Revenues for the six months ended June 30, 2010 increased $489,000, or 0.4%, over the same period in 2009 as a result of an increase in revenue of $3.7 million from acquired properties partially offset by a decrease in the Company’s Same Park portfolio of $3.2 million due to a decrease in rental rates. Net income allocable to common shareholders for the six months ended June 30, 2010 decreased $19.8 million over the same period in 2009 primarily due to the net gain of $35.6 million on the repurchase of preferred equity during the first quarter of 2009. The decrease was partially offset by an increase in discontinued operations and a reduction in depreciation expense.
Supplemental Measures
Funds from operations (“FFO”) allocable to common and dilutive shares for the three months ended June 30, 2010 and 2009 were $30.7 million, or $0.96 per common and dilutive share, and $31.7 million, or $1.13 per common and dilutive share, respectively. The decrease in FFO per common and dilutive share for the three months ended June 30, 2010 over the same period in 2009 was primarily due to the impact from the issuance of 3,833,333 shares of common stock during the third quarter of 2009, non-cash distributions associated with preferred equity redemptions during the second quarter of 2010 and an increase in general and administrative costs due primarily to transaction costs associated with asset acquisitions. The decrease was partially offset by an increase in net operating income from acquired properties and a decrease in preferred equity cash distributions as a result of the redemptions noted above. FFO allocable to common and dilutive shares for the six months ended June 30, 2010 was $59.0 million, or $1.84 per common and dilutive share, compared to $98.9 million, or $3.53 per common and dilutive share, for the six months ended June 30, 2009. The decrease in FFO per common and dilutive share for the six months ended June 30, 2010 over the same period in 2009 was primarily due to the net gain of $35.6 million on the repurchase of preferred equity during the first quarter of 2009, the impact from issuance of common stock, non-cash distributions associated with preferred equity redemptions and an increase in general and administrative costs. The increase in general and administrative costs was primarily due to $787,000 and $1.9 million of acquisition transaction costs related to 2010 property acquisitions for the three and six months ended June 30, 2010, respectively.

The following table summarizes the impact of the non-cash distributions associated with the preferred equity redemptions and gain on repurchase of preferred equity on the Company’s FFO per common and dilutive share for the three and six months ended June 30, 2010 and 2009:

	For The Three Months		For The Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

FFO per common and dilutive share, before adjustments	$1.03	$1.13	$1.92	$2.26
Non-cash distribution associated with the redemption of preferred equity	(0.07)	—	(0.08)	—
Gain on the repurchase of preferred equity	—	—	—	1.27

FFO per common and dilutive share, as reported	$0.96	$1.13	$1.84	$3.53

Property Acquisitions
On July 30, 2010, the Company acquired a two-building multi-tenant office park aggregating 270,000 square feet in Tysons Corner, Virginia, in a cash transaction for $35.4 million. The properties, known as Tycon II and Tycon III, are 47% leased to 41 tenants. With the acquisition of Tycon II and III, PS Business Parks’ portfolio in Virginia is comprised of approximately 3.3 million square feet of multi-tenant office and flex space.
During the six months ended June 30, 2010, the Company acquired Shady Grove Executive Center, a 350,000 square foot multi-tenant office business park located in Rockville, Maryland, a portfolio of assets in Austin, Texas, aggregating 704,000 square feet of multi-tenant flex business parks and Parklawn Business Park, a 232,000 square foot multi-tenant office and flex business park located in Rockville, Maryland, for an aggregate cost of $126.3 million. In connection with these acquisitions, the Company incurred acquisition transaction costs of $787,000 and $1.9 million for the three and six months ended June 30, 2010, respectively.
Credit Facility
Subsequent to June 30, 2010, the Company extended the term of its line of credit (the “Credit Facility”) with Wells Fargo Bank to August 1, 2012. The Credit Facility has a borrowing limit of $100.0 million. Interest on outstanding borrowings is payable monthly. The rate of interest charged is equal to a rate ranging from the London Interbank Offered Rate (“LIBOR”) plus 1.60% to LIBOR plus 2.60% depending on the Company’s credit ratings and coverage ratios, as defined (currently LIBOR plus 2.00%). In addition, the Company is required to pay an annual commitment fee ranging from 0.15% to 0.40% of the borrowing limit (currently 0.25%). The Company had no balance outstanding on its Credit Facility at June 30, 2010 or December 31, 2009.
Preferred Equity Redemptions
On May 12, 2010, the Company completed the redemption of its 7.950% Series G Cumulative Redeemable Preferred Units at its aggregate par value of $20.0 million, and on June 7, 2010, the Company completed the redemption of its 7.950% Cumulative Preferred Stock, Series K at its aggregate par value of $54.1 million, in each case, together with accrued unpaid dividends.
In connection with these redemptions, the Company reported non-cash distributions of $2.4 million related to the original issuance costs.
Property Operations
In order to evaluate the performance of the Company’s overall portfolio over two comparable periods, management analyzes the operating performance of a consistent group of properties owned and operated throughout both periods (herein referred to as “Same Park”). Operating properties that the Company acquired subsequent to January 1, 2009 are referred to as “Non-Same Park.” For the three and six months ended June 30, 2010 and 2009, the Same Park facilities constitutes 19.4 million rentable square feet, which includes all assets in continuing operations that the Company owned from January 1, 2009 through June 30, 2010, representing 93.8% of the total square footage of the Company’s portfolio as of June 30, 2010.

The Company’s property operations account for substantially all of the net operating income earned by the Company. The following table presents the operating results of the Company’s properties for the three and six months ended June 30, 2010 and 2009 in addition to other income and expense items affecting income from continuing operations (unaudited, in thousands, except per square foot amounts):

	For The Three Months			For The Six Months
	Ended June 30,			Ended June 30,
	2010	2009	Change	2010	2009	Change
Rental income:
Same Park (19.4 million rentable square feet) (1)	$66,474	$67,375	(1.3%)	$133,262	$136,507	(2.4%)
Non-Same Park (1.3 million rentable square feet) (2)	3,404	—	100.0%	3,748	—	100.0%

Total rental income	69,878	67,375	3.7%	137,010	136,507	0.4%

Cost of operations:
Same Park	20,553	21,251	(3.3%)	43,412	43,687	(0.6%)
Non-Same Park	1,167	—	100.0%	1,274	—	100.0%

Total cost of operations	21,720	21,251	2.2%	44,686	43,687	2.3%

Net operating income (3):
Same Park	45,921	46,124	(0.4%)	89,850	92,820	(3.2%)
Non-Same Park	2,237	—	100.0%	2,474	—	100.0%

Total net operating income	48,158	46,124	4.4%	92,324	92,820	(0.5%)

Other income and expenses:
Facility management fees	163	173	(5.8%)	336	350	(4.0%)
Interest and other income	91	68	33.8%	200	247	(19.0%)
Interest expense	(856)	(881)	(2.8%)	(1,711)	(1,811)	(5.5%)
Depreciation and amortization	(18,666)	(21,970)	(15.0%)	(36,856)	(44,584)	(17.3%)
General and administrative	(2,400)	(1,538)	56.0%	(5,149)	(3,514)	46.5%

Income from continuing operations	$26,490	$21,976	20.5%	$49,144	$43,508	13.0%

Same Park gross margin (4)	69.1%	68.5%	0.9%	67.4%	68.0%	(0.9%)
Same Park weighted average for the period:
Occupancy	91.7%	89.8%	2.1%	91.5%	90.6%	1.0%
Annualized realized rent per square foot (5)	$14.93	$15.45	(3.4%)	$15.00	$15.51	(3.3%)

(1)	See above for a definition of Same Park.

(2)	See above for a definition of Non-Same Park.

(3)
Net operating income (“NOI”) is an important measurement in the commercial real estate industry for determining the value of the real estate generating the NOI. The Company’s calculation of NOI may not be comparable to those of other companies and should not be used as an alternative to measures of performance in accordance with generally accepted accounting principles (“GAAP”).

(4)	Same Park gross margin is computed by dividing Same Park NOI by Same Park rental income.

(5)	Same Park realized rent per square foot represents the annualized Same Park rental income earned per occupied square foot.
Financial Condition
The following are key financial ratios with respect to the Company’s leverage at and for the three months ended June 30, 2010:

Ratio of FFO to fixed charges (1)	53.8x
Ratio of FFO to fixed charges and preferred distributions (1) (2)	3.6x
Debt and preferred equity to total market capitalization (based on common stock price of $55.78 at June 30, 2010)	27.6%
Available under line of credit at June 30, 2010	$100.0 million

(1)	Fixed charges include interest expense of $856,000.

(2)	Excludes non-cash distributions of $2.4 million.

Distributions Declared
The Board of Directors declared a quarterly dividend of $0.44 per common share on August 2, 2010. Distributions were also declared on the various series of depositary shares, each representing 1/1,000 of a share of preferred stock listed below. Distributions are payable September 30, 2010 to shareholders of record on September 15, 2010.

Series	Dividend Rate	Dividend Declared
Series H	7.000%	$0.437500
Series I	6.875%	$0.429688
Series L	7.600%	$0.475000
Series M	7.200%	$0.450000
Series O	7.375%	$0.460938
Series P	6.700%	$0.418750
Company Information
PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed equity real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of August 2, 2010, PSB wholly owned 21.0 million rentable square feet with approximately 4,100 customers located in eight states, concentrated in California (5.8 million sq. ft.), Florida (3.6 million sq. ft.), Texas (3.4 million sq. ft.), Virginia (3.3 million sq. ft.), Maryland (2.4 million sq. ft.), Oregon (1.3 million sq. ft.), Arizona (0.7 million sq. ft.) and Washington (0.5 million sq. ft.).
Forward-Looking Statements
When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; the impact of general economic conditions upon rental rates and occupancy levels at the Company’s facilities; the availability of permanent capital at attractive rates, the outlook and actions of Rating Agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.
Additional information about PS Business Parks, Inc., including more financial analysis of the second quarter operating results, is available on the Internet. The Company’s website is www.psbusinessparks.com.
A conference call is scheduled for Tuesday, August 3, 2010, at 8:00 a.m. (PDT) to discuss the second quarter results. The toll free number is (888) 299-3246; the conference ID is 86337442. The call will also be available via a live webcast on the Company’s website. A replay of the conference call will be available through August 10, 2010 at (800) 642-1687. A replay of the conference call will also be available on the Company’s website.
Additional financial data attached.

PS BUSINESS PARKS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2010	2009
	(Unaudited)

ASSETS

Cash and cash equivalents	$43,696	$208,229

Real estate facilities, at cost:
Land	507,531	493,709
Buildings and equipment	1,649,153	1,528,044

	2,156,684	2,021,753
Accumulated depreciation	(740,725)	(707,209)

	1,415,959	1,314,544
Properties held for disposition, net	—	4,260
Land held for development	6,829	6,829

	1,422,788	1,325,633

Rent receivable	2,458	2,313
Deferred rent receivable	22,010	21,596
Other assets	10,782	7,051

Total assets	$1,501,734	$1,564,822

LIABILITIES AND EQUITY

Accrued and other liabilities	$49,937	$46,298
Mortgage notes payable	52,207	52,887

Total liabilities	102,144	99,185

Commitments and contingencies

Equity:
PS Business Parks, Inc.’s shareholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, 22,877 and 25,042 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	571,921	626,046
Common stock, $0.01 par value, 100,000,000 shares authorized, 24,600,560 and 24,399,509 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	245	243
Paid-in capital	556,240	548,393
Cumulative net income	744,227	699,291
Cumulative distributions	(703,738)	(658,294)

Total PS Business Parks, Inc.’s shareholders’ equity	1,168,895	1,215,679
Noncontrolling interests:
Preferred units	53,418	73,418
Common units	177,277	176,540

Total noncontrolling interests	230,695	249,958

Total equity	1,399,590	1,465,637

Total liabilities and equity	$1,501,734	$1,564,822

PS BUSINESS PARKS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	For The Three Months		For The Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Revenues:
Rental income	$69,878	$67,375	$137,010	$136,507
Facility management fees	163	173	336	350

Total operating revenues	70,041	67,548	137,346	136,857

Expenses:
Cost of operations	21,720	21,251	44,686	43,687
Depreciation and amortization	18,666	21,970	36,856	44,584
General and administrative	2,400	1,538	5,149	3,514

Total operating expenses	42,786	44,759	86,691	91,785

Other income and expenses:
Interest and other income	91	68	200	247
Interest expense	(856)	(881)	(1,711)	(1,811)

Total other income and expenses	(765)	(813)	(1,511)	(1,564)

Income from continuing operations	26,490	21,976	49,144	43,508

Discontinued operations:
Income from discontinued operations	—	176	34	343
Gain on sale of land and real estate facility	—	1,488	5,153	1,488

Total discontinued operations	—	1,664	5,187	1,831

Net income	$26,490	$23,640	$54,331	$45,339

Net income allocation:
Net income allocable to noncontrolling interests:
Noncontrolling interests — common units	$2,749	$2,900	$6,261	$14,523
Noncontrolling interests — preferred units	1,752	1,381	3,134	(5,333)

Total net income allocable to noncontrolling interests	4,501	4,281	9,395	9,190

Net income allocable to PS Business Parks, Inc.:
Common shareholders	9,229	8,152	20,974	40,757
Preferred shareholders	12,723	11,155	23,878	(4,871)
Restricted stock unit holders	37	52	84	263

Total net income allocable to PS Business Parks, Inc.	21,989	19,359	44,936	36,149

	$26,490	$23,640	$54,331	$45,339

Net income per common share — basic:
Continuing operations	$0.38	$0.34	$0.69	$1.92
Discontinued operations	$—	$0.06	$0.16	$0.07
Net income	$0.38	$0.40	$0.86	$1.99

Net income per common share — diluted:
Continuing operations	$0.37	$0.34	$0.69	$1.91
Discontinued operations	$—	$0.06	$0.16	$0.07
Net income	$0.37	$0.39	$0.85	$1.98

Weighted average common shares outstanding:
Basic	24,524	20,531	24,469	20,501

Diluted	24,669	20,652	24,611	20,605

PS BUSINESS PARKS, INC.
Computation of Diluted Funds from Operations (“FFO”) and Funds Available for Distribution (“FAD”)
(Unaudited, in thousands, except per share amounts)

	For The Three Months		For The Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Computation of Diluted Funds From Operations (“FFO”) (1):

Net income allocable to common shareholders	$9,229	$8,152	$20,974	$40,757
Adjustments:
Gain on sale of land and real estate facility	—	(1,488)	(5,153)	(1,488)
Depreciation and amortization	18,666	22,097	36,856	44,840
Net income allocable to noncontrolling interests — common units	2,749	2,900	6,261	14,523
Net income allocable to restricted stock unit holders	37	52	84	263

FFO allocable to common and dilutive shares	$30,681	$31,713	$59,022	$98,895

Weighted average common shares outstanding	24,524	20,531	24,469	20,501
Weighted average common OP units outstanding	7,305	7,305	7,305	7,305
Weighted average restricted stock units outstanding	94	133	102	138
Weighted average common share equivalents outstanding	145	121	142	104

Total common and dilutive shares	32,068	28,090	32,018	28,048

FFO per common and dilutive share	$0.96	$1.13	$1.84	$3.53

Computation of Funds Available for Distribution (“FAD”) (2):

FFO allocable to common and dilutive shares	$30,681	$31,713	$59,022	$98,895

Adjustments:
Recurring capital improvements	(1,565)	(1,352)	(3,150)	(2,137)
Tenant improvements	(3,649)	(3,692)	(6,207)	(6,974)
Lease commissions	(1,229)	(1,117)	(2,063)	(1,988)
Straight-line rent	(391)	161	(645)	(184)
Stock compensation expense	520	625	1,135	1,713
In-place lease adjustment	136	(75)	98	(161)
Lease incentives, net of tenant improvement reimbursements	(101)	(93)	(264)	(174)
Gain on repurchase of preferred equity, net of issuance costs	—	—	—	(35,639)
Issuance costs related to the redemption of preferred equity	2,436	—	2,436	—

FAD	$26,838	$26,170	$50,362	$53,351

Distributions to common and dilutive shares	$14,070	$12,307	$28,078	$24,582

Distribution payout ratio	52.4%	47.0%	55.8%	46.1%

(1)
Funds From Operations (“FFO”) is computed in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). The White Paper defines FFO as net income, computed in accordance with GAAP, before depreciation, amortization, gains or losses on asset dispositions and nonrecurring items. FFO should be analyzed in conjunction with net income. However, FFO should not be viewed as a substitute for net income as a measure of operating performance or liquidity as it does not reflect depreciation and amortization costs or the level of capital expenditure and leasing costs necessary to maintain the operating performance of the Company’s properties, which are significant economic costs and could materially impact the Company’s results from operations. Other REITs may use different methods for calculating FFO and, accordingly, the Company’s FFO may not be comparable to other real estate companies.

(2)
Funds Available for Distribution (“FAD”) is computed by adjusting consolidated FFO for recurring capital improvements, which the Company defines as those costs incurred to maintain the assets’ value, tenant improvements, lease commissions, straight-line rent, stock compensation expense, impairment charges, amortization of lease incentives and tenant improvement reimbursements, in-place lease adjustment and the effect of redemption/repurchase of preferred equity. Like FFO, the Company considers FAD to be a useful measure for investors to evaluate the operations and cash flows of a REIT. FAD does not represent net income or cash flow from operations as defined by GAAP.